UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 2, 2020 (May 27, 2020)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[☐] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [☐]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 1.01	Entry into a Material Definitive Agreement

Stock Purchase Agreement

On May 27, 2020, National Instruments Corporation ("NI" or the "Company"), through its wholly-owned subsidiary, National Instruments Israel Ltd., a company organized under the laws of Israel ("Acquirer"), entered into a Share Purchase Agreement (the "Purchase Agreement"), with OptimalPlus Ltd., a company organized under the laws of Israel ("OptimalPlus"), certain of the OptimalPlus shareholders, NI (solely for the purposes of the applicable representations, warranties and covenants of NI), and Fortis Advisors, LLC (solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of OptimalPlus), providing for the acquisition of all of the share capital of OptimalPlus (the "Acquisition").

Under the terms of the Purchase Agreement, the consideration to be paid by Acquirer for the Acquisition is approximately $365 million in cash, subject to certain adjustments including adjustments for net working capital, transaction expenses and indebtedness (the "Purchase Price"). An amount equal to $3.65 million of the Purchase Price will be placed in escrow to satisfy indemnification obligations and an additional approximately $3.0 million of the Purchase Price, plus or minus any adjustments for working capital, will be placed in escrow to satisfy certain post-closing adjustments to the Purchase Price. The Purchase Agreement contains customary representations and warranties and covenants of the parties and is not subject to any financing condition. The Purchase Agreement also provides that the parties will indemnify one another for certain liabilities arising under the Purchase Agreement, subject to various limitations, including, among other things, caps and time limitations. NI also obtained, and is required to use commercially reasonable efforts to have at closing, representation and warranty insurance that provides coverage of not less than $36.5 million for certain breaches of, and inaccuracies in, representations and warranties made by OptimalPlus in the Purchase Agreement, subject to customary exclusions, retentions, and other terms and conditions.

The obligation of the parties to close the Acquisition is subject to customary closing conditions, including, among others, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of legal restraints or prohibitions, (iii) the other parties’ representations and warranties being true and correct (subject to certain materiality exceptions), (iv) the other party having performed and in all material respects its obligations under the Purchase Agreement, and (v) the absence of a Material Adverse Effect (as defined in the Purchase Agreement).

The Purchase Agreement may be terminated in certain circumstances including, among others, if the Acquisition has not been consummated by August 31, 2020, or such other date that the Acquirer and OptimalPlus agree upon (subject to a 30-day extension if conditions to the share purchase are not satisfied by that date), if a governmental authority restrains the Acquisition by law or order, the parties shall have failed to obtain all necessary governmental approvals, or if a party breaches its representations and warranties or its pre-closing covenants in a manner that would cause a failure of the conditions precedent to closing to be satisfied (subject to a five business days cure period).

The foregoing description of the material terms of the Purchase Agreement is only a summary and is qualified in its entirety by the terms of the Purchase Agreement which will be filed with NI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Item 8.01	Other Events

On June 2, 2020, NI issued a press release announcing the Purchase Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Item	Description
99.1	Press Release, dated June 2, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Vice President, General Counsel and Secretary

Date: June 2, 2020